FORM 15
              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
Securities Exchange Act of 1934.

          FLORIDA INCOME FUND II, LIMITED PARTNERSHIP
    (Exact name of Registrant as specified in its Charter)

      OHIO                33-04345            33-1168320
    (State or other      (Commission          (IRS Employer
     Jurisdiction         File Number)         Identification No.)
     of Incorporation)

      12800 UNIVERSITY DRIVE, FORT MYERS, FLORIDA   33907
     (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (941) 481-2011

                 UNITS OF LIMITED PARTNERSHIP
   (Title of each class of securities covered by this Form)

                             NONE
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [ X ]    Rule 12h-3(b)(1)(ii)  [   ]
     Rule 12g-4(a)(1)(ii)  [   ]    Rule 12h-3(b)(2)(i)   [   ]
     Rule 12g-4(a)(2)(i)   [   ]    Rule 12h-3(b)(2)(ii)  [   ]
     Rule 12g-4(a)(2)(ii)  [   ]    Rule 15d-6            [   ]
     Rule 12h-3(b)(1)(i)   [   ]

Approximate number of holders of record as of the certification or notice date:  86

Pursuant to the requirements of the Securities Exchange Act of 1934, Florida Income Fund II, Limited Partnership has caused this certificate/notice to be signed on its behalf by a duly authorized person.

Date: 11/12/98        By: /s/ALLEN G. TEN BROEK
                      ----------------------------------------
                           Allen G. Ten Broek, President
                           Mariner Capital Management, Inc.
                           Managing General Partner for
                           Florida Income Fund II,
                           Limited Partnership